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                                                                    EXHIBIT 99.1

              CYPRESS PRICES $250 MILLION CONVERTIBLE NOTE OFFERING

SAN JOSE, California - June 21, 2000 -- Cypress Semiconductor Corporation (NYSE:CY) today announced that it has priced its previously announced public offering of $250 million of convertible notes.

The notes will be convertible into common stock of the company at a conversion price of $62.548 per share (equivalent to a conversion premium of 27%) at a coupon rate of 3.75%.

These notes will have a five-year term and will be non-callable for the first three years. The company granted the underwriters a 30-day option to purchase an additional $37.5 million of notes to cover overallotments, if any. The offering is expected to close on June 26, 2000.

The company stated that it intends to use the proceeds primarily for capital expenditures to expand its manufacturing capacity, with the balance of the proceeds being used for general corporate purposes, including working capital needs.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offer is made only by the prospectus, a copy of which may be obtained from Credit Suisse First Boston Corporation, 11 Madison Avenue, Attn: Prospectus Department, New York, NY 10010-3629 or at 212/325-2580.

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Contact:

For Cypress Semiconductor Corporation -
Manny Hernandez, 408/943-2754
or
Joseph L. McCarthy, 408/943-2902 (Press contact)